Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of December 18, 2020, is entered into by and among Dave & Buster’s Entertainment, Inc., a Delaware corporation (the “Company”), James Chambers, an individual, and Hill Path Capital LP, a Delaware limited partnership (“Hill Path”).

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms. Capitalized terms used in this Agreement and not otherwise defined have the following meanings:

(a)               “2021 Annual Meeting” shall mean the Company’s 2021 Annual Meeting of Stockholders, including any postponement or adjournment thereof;

(b)               “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date of this Agreement;

(c)               “beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act;

(d)               “business day” shall mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed;

(e)               “Company Policies” shall mean the confidentiality, conflicts of interest, related party transactions, codes of conduct, trading and disclosure, director resignation and other guidelines and policies of the Company;

(f)                “Expiration Date” means the date that is the later of (i) fifteen (15) days prior to the last day of the time period, established pursuant to the Company’s Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the Company’s 2022 Annual Meeting of Stockholders, including any postponement or adjournment thereof, and (ii) ten (10) days after such time as Hill Path Designee is no longer a member of the Board;

(g)               “Extraordinary Transaction” means any tender offer, takeover, merger, acquisition, business combination, recapitalization, restructuring, issuance of common stock or any other strategic or change of control transaction involving the Company or the assets or business of the Company, its subsidiaries and joint ventures, taken as a whole, in each case where the aggregate consideration is more than $130 million in whatever form, cash or stock;

(h)               “Independent” means that a Person shall be an independent director of the Company under the Company’s independence guidelines, applicable law and the rules and regulations of the SEC and the Nasdaq Stock Market;

(i)                 “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(j)                 “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(k)               “Voting Securities” shall mean the shares of common stock of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

2.             Appointment and Nomination.

(a)               Effective as of December 22, 2020, the board of directors of the Company (the “Board”) shall appoint James Chambers (the “Hill Path Designee”) to serve on the Board. The Nominating and Corporate Governance Committee of the Board and the Board will nominate the Hill Path Designee for election as one of the director nominees of the Company in connection with the 2021 Annual Meeting. The Company shall use reasonable best efforts to cause the election of the Hill Path Designee to the Board at the 2021 Annual Meeting consistent with the Company’s efforts to elect the other Company nominees.

(b)               Concurrent with the appointment of the Hill Path Designee to the Board, the Board shall take such action as is necessary such that the Designee is appointed to the Audit Committee of the Board, the Finance Committee of the Board, the Compensation Committee of the Board and to any executive committee of the Board exercising substantially all the typical authority or role of the Board that is formed on or after the date hereof; provided, that with respect to any such committee appointments, the Hill Path Designee is and continues to remain eligible to serve as a member of such committee pursuant to the Company Policies, applicable law and the listing standards of the Nasdaq Stock Market. Each committee of the Board shall invite all directors who are not members of such committee to be observers at such committee’s meetings, unless otherwise determined by the chair of such committee.

3.             Hill Path Designee Independence. Hill Path represents that the Hill Path Designee is Independent and satisfies the Board membership criteria set forth in the Company Policies.

4.             Hill Path Designee Information. As a condition to the Hill Path Designee’s appointment to the Board and the committees in Section 2(b), and any subsequent nomination for election as a director at the 2021 Annual Meeting and any other future Company Annual Meeting of Stockholders, the Hill Path Designee candidate has submitted, prior to the date of this Agreement, a fully completed copy of the Company’s standard director and officer questionnaire and will provide any information the Company reasonably requires, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations

5.             Voting of Hill Path’s Shares. In connection with the 2021 Annual Meeting, so long as the Hill Path Designee has been appointed to the Board and nominated by the Company for the 2021 Annual Meeting in accordance with Section 2 above, Hill Path will cause to be present for quorum purposes and vote or cause to be voted all Company common stock beneficially owned by it and which it has the right to vote on the record date for the 2021 Annual Meeting in favor of (a) the election of each of the Board’s nominees, (b) the appointment of the Board’s recommended independent auditor for fiscal year 2021 and (c) any executive compensation proposals, including the say on pay vote, in each case in accordance with the Board’s recommendations.

6.             Company Policies. The parties hereto acknowledge that the Hill Path Designee, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations as a member of the Board (including as set forth in the Company Policies), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. Hill Path agrees to comply with all Company Policies applicable to the trading or other transactions of securities of the Company by insiders of the Company, including with respect to trading windows, as if Hill Path were a director on the Board. Consistent with the Hill Path Designee’s obligation as a director of the Company to maintain the confidentiality of any confidential non-public information concerning the Company (“Confidential Information”), the Hill Path Designee agrees not to disclose or discuss any Confidential Information except in accordance with the Company Policies, including any confidentiality agreement entered into by the Hill Path with the Company as a director thereof (the “Designee Confidentiality Agreement”); provided, the Hill Path Designee may disclose Confidential Information to Hill Path and its Affiliates, officers, directors, employees and outside advisors to in accordance with and to the extent permitted by such Designee Confidentiality Agreement. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2020 or have otherwise been provided to Hill Path, and such Company Policies will not be amended prior to the appointment of the Hill Path Designee other than as may be required to implement this Agreement or as required by law, regulation or the rules of any applicable national securities exchange.

7.             Standstill. From the date of this Agreement until the Expiration Date (such period, the “Restricted Period”), Hill Path and its Affiliates will not, and will cause their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, the “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Company or the Board:

(a)               engage in any “solicitation” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents; provided, that such restriction shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(b)               knowingly encourage, advise or influence any other Person or knowingly assist any Person in so encouraging, advising or influencing any Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum, binding or non-binding, (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter); provided, that such restriction shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(c)               enter into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, with respect to Voting Securities now or hereafter owned by them and other than granting proxies in solicitations approved by the Board; provided, that such restriction shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(d)               (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as set forth herein, (ii) seek, alone or in concert with others, the removal of any member of the Board or (iii) conduct a referendum of stockholders; provided, that such restriction (iii) shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(e)               make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise); provided, that such restriction shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(f)                except as set forth herein, make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board, (ii) any material change in the capitalization or dividend policy of the Company, (iii) any other material change in the Company’s governance, management, business, strategy or corporate structure or (iv) any waiver, amendment or modification to the Company’s Certificate of Incorporation or Bylaws; provided, that such restrictions (ii), (iii) and (iv) shall not restrict or prohibit Hill Path from initiating, engaging in, facilitating or publicly advocating for or responding to an Extraordinary Transaction;

(g)               institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 7; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (iv) exercising statutory appraisal rights; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(h)               enter into any negotiations, agreements or understandings with any Third Party, or otherwise encouraging or facilitating any Third Party, in each case to take any action that Hill Path is prohibited from taking pursuant to this Section 7; or

(i)                 make any request or submit any proposal, directly or indirectly, to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal.

Notwithstanding anything to the contrary in this Agreement, during the Restricted Period the Restricted Persons may not directly or indirectly seek or take any action with respect to the election or removal of directors or any change to the composition, number or term of directors or the filling of any vacancies on the Board.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict (x) the Hill Path Designee from exercising his rights and fiduciary duties as a director of the Company or restrict his discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company and (y) the Board from forming an independent committee of the Board (which independent committee shall not include the Hill Path Designee if such Hill Path Designee is determined to have a conflict of interest that is not approved or ratified by the Audit Committee pursuant to the Company’s Related Party Transaction Policy and Code of Business Conduct and Ethics) if any of the Restricted Persons (i) take any public position adverse to the interests of the Board or the Company as reasonably determined by the Board or any committee thereof or (ii) acquire, offer or propose to acquire, or agree to acquire any securities of the Company if, after giving effect to such acquisition, Hill Path and its Affiliates (together with any individual or entity that would be deemed to be part of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with Hill Path or any of its Affiliates would own, control or otherwise have any beneficial or other ownership interest in an amount in excess of 15% of such class of securities of the Company outstanding at such time, based on the total number of such securities outstanding as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q or otherwise disclosed or communicated in writing by the Company to Hill Path.

8.             Press Release; SEC Filings. Promptly following the execution and delivery of this Agreement, the Company shall issue a press release in a form mutually agreed by the parties (the “Press Release”) and no party shall make any statement inconsistent with the Press Release in connection with the announcement of this Agreement. Additionally, promptly following the execution and delivery of this Agreement (but in no case prior to the filing or other public release by the Company of the Press Release), the Company will file a Current Report on Form 8-K, which will report the entry into this Agreement. Hill Path shall promptly, but in no case prior to the date of the filing or other public release by the Company of the Press Release, prepare and file an amendment to the Schedule 13D with respect to the Company originally filed by Hill Path with the SEC on December 20, 2019 (the “Schedule 13D”) reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The amendment to the Schedule 13D and the Form 8-K shall each be consistent with the Press Release and the terms of this Agreement, and shall be in form and substance reasonably acceptable to the Company and Hill Path.

9.             Non-Disparagement. During the Restricted Period, the Company and Hill Path shall each refrain from making, and shall cause their respective Affiliates and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by Hill Path: the Company or any of its Affiliates, subsidiaries or advisors, or any of its or their respective current or former officers, directors or employees (including, without limitation, any statements or announcements regarding the Company’s strategy, operations, performance, products or services), and (b) in the case of statements or announcements by the Company: Hill Path’s advisors, employees or any person who has served as an employee of Hill Path and its advisors. The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder.

10.           Hill Path’s Representations and Warranties. Hill Path hereby represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Hill Path, enforceable against it in accordance with its terms; (b) Hill Path has the right and power to control and cause its Affiliates to abide by their respective obligations under this Agreement; and (c) as of the date of this Agreement, (i) Hill Path beneficially owns approximately 9.3% of the Company’s outstanding common stock and has economic exposure to approximately 9.3%% of the Company’s outstanding common stock and (ii) except as previously disclosed in writing to the Company prior to the execution of this Agreement, Hill Path is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities. Hill Path further represents and warrants that it is aware of the restrictions imposed by the U.S. securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

11.           Company Representations and Warranties. The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as may be amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of, loss of a material benefit under, give any right of termination, amendment, acceleration or cancellation of, or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

12.           Specific Performance. The Company and Hill Path acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

13.           Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) constitutes the only agreement between Hill Path and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

14.           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

15.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of Hill Path and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 17 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

16.           Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

17.           Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company to:

Dave & Buster’s Entertainment, Inc.
2481 Manana Dr.
Dallas, TX 75220
Attn: Rob Edmund
Email: rob.edmund@daveandbusters.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Robert B. Schumer
Email: rschumer@paulweiss.com

If to Hill Path or the Hill Path Designee

Hill Path Capital LP
150 East 58th Street, 32nd Floor
New York, New York 10155
Attn: James Chambers
Email: chambers@hillpathcap.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky
Email: swolosky@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section 17 to the other party, provide updated information for notices hereunder.

18.           Legal Fees. The Company shall reimburse Hill Path for its reasonable documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Hill Path’s involvement at the Company through the date of this Agreement, including but not limited to, its Schedule 13D filings and the negotiation and execution of this Agreement (“Reimbursement”); provided, that such Reimbursement shall not exceed $40,000 in the aggregate.

19.           Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

20.           Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, ..bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Accepted and agreed as of the date first written above:

Dave & Buster’s Entertainment, Inc.

By:	/s/ Robert W. Edmund
Name: Robert W. Edmund
Title: General Counsel, Secretary and Senior Vice President of Human Resources

[Signature Page to Cooperation Agreement]

Accepted and agreed (including on behalf of the Affiliates of the below) as of the date first written above:

James Chambers

/s/ James Chambers

Hill Path Capital LP

By: Hill Path Holdings LLC, its General Partner

/s/ Scott Ross
Name: Scott Ross
Title: Managing Partner

[Signature Page to Cooperation Agreement]